Exhibit 10.39

Maximum Amount Guarantee Contract between Mr. Or Tin Man and Quanzhou Branch of Bank of Communication (No.: 3550052009B100000706)

Note: This contract is accessory to the General Credit Contract between Guanke and Quanzhou Branch of Bank of Communication (No.: 3550052009C000001300).

Date:	April 9, 2009

Guarantor:	Mr. Or Tin Man

Creditor:	Quanzhou Branch of Bank of Communication, located at 550 Fengze Street, Quanzhou

Maximum amount secured by the guarantor:	RMB24 million

Categories:	Joint and several

Term:
Each guarantee period is from the expiry date of each debt performance period or the date of advanced payment by the creditor to the two years after the expiry date of the last debt or the date of advanced payment by the creditor.

Governing law	Laws of the People’s Republic of China